Exhibit (6)(b)

AMENDMENT NO. 1 DATED AS OF [●], 2009 TO

INVESTMENT ADVISORY AGREEMENT DATED AS OF SEPTEMBER 1, 1998

WHEREAS, HIGHMARK FUNDS, a Massachusetts business trust (the “Trust”), and HighMark Capital Management, Inc., a California corporation (the “Investment Adviser”), entered into an Investment Advisory Agreement dated as of September 1, 1998 (as amended through the date hereof, the “ Investment Advisory Agreement”);

WHEREAS, the Trust and the Investment Adviser (collectively, the “Parties”) desire to amend the Investment Advisory Agreement as provided herein;

NOW, THEREFORE, the Parties hereby agree as follows:

1.

Amendment to Investment Advisory Agreement.  Effective as of the date hereof, the Investment Advisory Agreement is hereby amended as follows:

A.

Section 12.  Section 12 is hereby added to the Investment Advisory Agreement to read in its entirety as follows:

“12.

Sub-advisers and Consultants.  Without limiting any other power and authority set forth elsewhere in this Agreement, pursuant to any law or otherwise, of the Investment Adviser to delegate its responsibilities under this Agreement in respect of any series of the Trust to one or more other parties, with respect to any series of the Trust established by the Trust’s Board of Trustees on or after March 19, 2009 or any series of the Trust which, as of such date, has no shares issued or outstanding (each such series, at the time such series is added to Schedule A hereto, a “Fund”), the Investment Adviser may from time to time, in its discretion and with the approval of the Trust’s Board of Trustees, delegate any or all of its responsibilities under this Agreement in respect of any such Fund to one or more other parties (each, a “sub-adviser”), each of which is registered under the Investment Advisers Act of 1940, as amended, pursuant in each case to a written agreement with such sub-adviser that meets the requirements of Section 15 of the 1940 Act applicable to contracts for services as investment adviser of a registered investment company (including without limitation the requirements for approval by the Trust’s Board of Trustees and shareholders of the Fund), subject, however, to such exemptions as may be granted by the Securities and Exchange Commission, provided that the separate costs of employing such sub-advisers and of the sub-advisers themselves are borne by the Investment Adviser or the sub-adviser and not by the Fund in question.  Unless the Trust’s Board of Trustees specifies otherwise in connection with its approval of any such delegation or unless any agreement pursuant to which such delegation is effected specifies otherwise, (a) the obligation of the Investment Adviser in respect of the activities of any such sub-adviser shall be (i) to provide to the Trust’s Board of Trustees advice and consultation as to the selection, evaluation, retention and possible termination of the sub-adviser, (ii) to supervise and oversee the performance by the sub-adviser of its obligations to the Fund in question over time (which oversight shall include periodic evaluation of the services provided by the sub-adviser and the performance of the Fund and periodic review of the policies and procedures of the sub-adviser, but will not include approval of or responsibility for specific investment decisions by the sub-adviser) and (iii) to report to the Trust’s Board of Trustees periodically as to its oversight, supervision and evaluation of the sub-adviser and as to the nature and scope of such oversight, supervision and evaluation, in accordance with the standard of care set out in Section 3 above, and (b) assuming compliance by the Investment Adviser with its obligations under clause (a), the Investment Adviser shall not be responsible or have any liability for any investment decision or any other act or omission on the part of any sub-adviser, including without limitation any error or mistake of judgment on the part of the sub-adviser or failure by the sub-adviser to comply with any policies, procedures, guidelines or objectives of any Fund, the Investment Adviser or the sub-adviser.  The Investment Adviser and the Trust’s Board of Trustees may elect that any Fund created prior to March 19, 2009 be governed by the provisions set forth in this Section 12 provided that such election is authorized by the vote of the Investment Adviser, the Trust’s Board of Trustees and the shareholders holding a majority of the shares of such Fund entitled to vote upon such matter.”

2.

Defined Terms; Confirmation of Other Terms of the Investment Advisory Agreement.  Any capitalized term used herein and not defined herein shall have the meaning assigned to it in the Investment Advisory Agreement.  The Investment Advisory Agreement, as amended as provided herein, is hereby confirmed as being in full force and effect in accordance with its terms.

3.

Counterparts.  This Amendment may be executed in any number of counterparts, which together shall constitute one instrument.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of [●], 2009.

HIGHMARK FUNDS

By:
Name: Title:

HIGHMARK CAPITAL MANAGEMENT, INC.

By:
Name:
Title: